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                                                                       EXHIBIT 5
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                               Thirty-First Floor
                                399 Park Avenue
                            New York, New York 10022

                                 April 3, 1997


Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road
Suite C-550
Atlanta, Georgia  30342

    Re:  Beazer Homes USA, Inc.
         1994 Stock Incentive Plan
         Non-Employee Director Stock Option Plan
         Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested our opinion, as counsel for Beazer Homes USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8/S-3 (the "Registration Statement") registering an aggregate of 775,000 shares of the Company's common stock, $0.01 par value per share, for issuance and/or resale pursuant to the Company's 1994 Stock Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "Plans").

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 775,000 shares covered by said Registration Statement, when issued or sold in accordance with the terms of the Plans, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Beazer Homes USA, Inc.

                                                  Respectfully submitted,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP

                                       PAUL, HASTINGS, JANOFSKY & WALKER LLP